SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☒	Soliciting Material Pursuant to sec. 240.14a-12.

Salomon Brothers Municipal Partners Fund Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Order Issued in Salomon Brothers Municipal Partners Fund Inc

Lawsuit Against Karpus Management, Inc.

NEW YORK – (Business Wire) – January 27, 2006

Salomon Brothers Municipal Partners Fund Inc (NYSE: MNP) announced today that its order to show cause for a preliminary and permanent injunction filed in its lawsuit against Karpus Management, Inc. and other necessary parties (“Karpus”) seeking to require Karpus to submit a master ballot voting proxies Karpus collected from shareholders of the Fund for the Special Meeting of Shareholders held on December 19, 2005 to the independent inspector of elections has been denied by the Court.

Although Karpus solicited proxies from Fund shareholders, Karpus did not vote the proxies it received at the Special Meeting of Shareholders for the express purpose of defeating a quorum. The Fund will continue to be managed by SBAM pursuant to an interim management agreement, which will automatically terminate on April 29, 2006.

R. Jay Gerken, Chairman of the Fund stated, “The Fund is disappointed by the Court’s decision. In light of the fact that a majority of the shares voting at the December 19 meeting voted in favor of the new management agreement with SBAM, a wholly-owned subsidiary of Legg Mason, Inc., the Board has decided to begin to re-solicit shareholders to approve the new management agreement for the Fund. We now have three months to obtain shareholder approval for the new management agreement. The Fund’s Board continues to believe that approval of the new management agreement is in the best interests of shareholders.”

In connection with the proposal to approve a new management agreement for Salomon Brothers Municipal Partners Fund Inc, the Fund will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN AND IF IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement (when and if available) and other documents filed by the Fund at the Securities and Exchange Commission’s web site at http://www.sec.gov.

The Fund and its Directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with any proposal to approve a new management agreement. Information concerning the interests of the Fund’s participants in the solicitation is set forth in the Fund’s proxy statements and shareholder reports on Form N-CSR previously filed with the Securities and Exchange Commission and in any proxy statement relating to a proposal to approve the new management agreement when and if it becomes available.

Note: On December 1, 2005, Citigroup Inc. (“Citigroup”) sold substantially all of its worldwide asset management business, Citigroup Asset Management (“CAM”), to Legg Mason, Inc. (“Legg Mason”). As part of this transaction, the investment adviser for the fund(s) referenced herein became a wholly owned subsidiary of Legg Mason.

Under a licensing agreement between Citigroup and Legg Mason, the names of the funds, the names of any classes of shares of funds, and the names of investment advisers of the funds, as well as all logos, trademarks, and service marks related to Citigroup or any of its affiliates (“Citi Marks”) are licensed for use by Legg Mason. Citi Marks include, but are not limited to, “Smith Barney,” “Salomon Brothers,” “Citi,” “Citigroup Asset Management,” and “Davis Skaggs Investment Management.” Legg Mason and its affiliates, as well as the Fund’s investment adviser, are not affiliated with Citigroup.

All Citi Marks are owned by Citigroup, and are licensed for use until no later than one year after the date of the licensing agreement.

Contact:	Brenda Grandell
Director, Closed-End Funds
Legg Mason & Co., LLC
212-291-3775

Media Relations:	Mary Athridge
Media Relations
Legg Mason & Co., LLC
212-559-0104